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                                                           EXHIBIT 2.2


                  RESOLUTIONS OF THE BOARD OF TRUSTEES OF
                          PRUDENTIAL REALTY TRUST

                                JUNE 2, 1995

            At a meeting of the Board of Trustees of Prudential Realty

Trust via telephone conference call on June 2, 1995, Richard Boyle, Francis

Bryant and Jeffrey Danker, representing a quorum of the Board of Trustees,

adopted the following resolutions:

            WHEREAS, pursuant to Article V of the Declaration of Trust, dated June 19, 1985 and amended August 20, 1985 (the "Declaration"), it is the policy of the Trust to hold the Trust's investments in interests in real property for a period of approximately 10-1/2 years from its inception unless such period is otherwise extended;

            WHEREAS, in the judgment of the Board of Trustees of the Trust it is deemed advisable and for the benefit of the shareholders of the Trust in accordance with their interests as set forth in the Declaration that the Trust should be liquidated and terminated;

            WHEREAS, the Trust has authorized the proper officers of the Trust to enter into a contract for the sale of the Trust's Park 100 property in Indianapolis, Indiana ("Park 100");

            WHEREAS, the completion of the sale of Park 100 would result in the aggregate appraised values of the remaining Real Estate Investments (as defined in the Declaration) being less than the stated value plus accrued and unpaid dividends at such time of the remaining outstanding Income Shares;

            WHEREAS, pursuant to the Declaration, upon such occurrence, the Trustees must then adopt a plan of complete liquidation and dissolution of the Trust, pursuant to Section 337 (or any relevant successor provisions) of the Internal Revenue Code, as amended, effective immediately prior to completion of the sale of Park 100;

            NOW THEREFORE BE IT RESOLVED, that a plan of liquidation be, and it hereby is, formulated and adopted to effect such liquidation and termination of the Trust, effective immediately prior to completion of the sale of Park 100, in accordance with the following resolutions;

            RESOLVED, that the proper officers of the Trust be, and they hereby are, authorized to enter into a contract for the sale of Park 100 upon substantially the terms and conditions reviewed with the Board of Trustees;




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            RESOLVED, that the proper officers of the Trust be, and they hereby are, authorized to sell or otherwise liquidate any and all of the remaining properties of the Trust which in their judgment should be sold or liquidated to facilitate the liquidation of the Trust at prices and upon terms hereafter approved by a majority of the Unaffiliated Trustees (as defined in the Declaration) of the Trust;

            RESOLVED, that after paying or adequately providing for the payment of all liabilities of the Trust, the Trustees shall distribute the remaining Trust Estate, in cash or in kind or partly each, among the shareholders according to their respective rights under the Declaration;

            RESOLVED, that after termination of the Trust and distribution to the shareholders, the proper officers of the Trust be, and they hereby are, authorized and directed to execute and lodge among the records of the Trust an instrument in writing setting forth the fact of such termination and such distribution, shall file a copy of such instrument with the Secretary of State of the Commonwealth of Massachusetts, and shall prepare and make all other filings necessary to effectuate the liquidation and termination of the Trust;

            RESOLVED, that the actions provided for in the foregoing resolutions providing for the complete liquidation of the Trust, and the distribution of its assets be commenced as soon as practicable, and that such assets be distributed and the liquidation be completed in an orderly fashion within a period of approximately 18 months in order to achieve a complete liquidation of the Trust by the end of the quarter in which the twelfth anniversary after the effective date of the Registration Statement (as defined in the Declaration) shall fall; and




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            RESOLVED, that the proper officers of the Trust be, and they hereby are, authorized and directed to pay all such fees and taxes and do or cause to be done such other acts and things as may be necessary, convenient, advisable or appropriate in order to carry out the liquidation and termination of the Trust and to fully effectuate the purposes of the foregoing resolutions and the Declaration.


Dated:  June 2, 1995                  /s/ Donna M. Dellechiaie
                                          Donna M. Dellechiaie
                                          Acting Secretary


            The undersigned members of the Board of Trustees of Prudential

Realty Trust hereby confirm, ratify and approve in all respects the foregoing resolutions.


/s/ Joseph Selzer                     /s/ Thomas Murray
Joseph Selzer                             Thomas Murray
Trustee                                   Trustee